---- F.3d ----
                    Cite as: 1996 WL 379259 (Fed.Cir.(Cal.))

                  LITTON SYSTEMS, INC., Plaintiff - Appellant,
                                       v.
                  HONEYWELL, INC., Defendant/Cross - Appellant.

                             Nos. 95-1242, 95-1311.

                         United States Court of Appeals,
                                Federal Circuit.

                              Decided July 3, 1996.

Appealed from: U.S. District Court for the Central District of California (Los Angeles) Judge Pfaelzer


S. Leslie Misrock, Pennie & Edmonds, of New York, New York, argued for plaintiff
- -appellant. With him on the brief were Rory J. Radding, of New York, New York, and Stanton T. Lawrence, III, of Washington, D.C. Also on the brief was Frederick A. Lorig, Bright & Lorig, of Los Angeles, California.

Gregory A. Long, Sheppard, Mullin, Richter & Hampton, of Los Angeles, California, argued for defendant/cross-appellant. With him on the brief was Kent
R. Raygor. Also on the brief were Richard E. Carlton and Joseph E. Neuhaus, Sullivan & Cromwell, of New York, New York, and Laurence H. Pretty, Pretty, Schroeder, Brueggemann & Clark, of Los Angeles, California.

Before NEWMAN, RADER, and BRYSON, Circuit Judges.

RADER, Circuit Judge.

*1 Litton Systems, Inc. (Litton) appeals a decision of the United States District Court for the Central District of California. After a jury verdict in favor of Litton, the trial court determined as a matter of law that Honeywell did not infringe Litton's U.S. Patent No. Re. 32,849 ('849 reissue) and U.S. Patent No. 4,142,958 (the '958 patent). The trial court also held the '849 reissue unenforceable for inequitable conduct. With respect to federal law claims, the trial court applied the doctrine of intervening rights and granted Honeywell a new trial on damages.

With respect to state law claims, the trial court granted Honeywell's motion for judgment as a matter of law (JMOL) on intentional interference with contractual relations and intentional interference with prospective economic advantage. Because substantial evidence supports the jury verdict, this court reverses the trial court's grant of JMOL. However, this court affirms the trial court's finding of intervening rights and its decision to grant a new trial on damages.

BACKGROUND

On April 13, 1978, Litton filed a patent application on a method for coating a substrate with multiple layers of materials to form an optical component. This method uses ion beams to coat optical material with multiple layers. The result is an almost perfectly reflective mirror. These nearly perfect mirrors are essential components in sophisticated ring-laser gyroscopes (RLGs) used for navigational control of aircraft. An RLG shoots two laser beams in opposite directions around a ring of mirrors and measures any differences in their time of traversing the circle. After measuring these differences in three different axes, the RLG precisely calculates the speed, direction, and attitude of the aircraft. Without nearly perfect mirrors, this navigational device will not perform. The patented process produces high stability mirrors by ion-beam sputtering.

During prosecution of its 1978 application, Litton did not submit prior art to the Patent and Trademark Office (PTO). The application designated two Litton employees, Dr. David T. Wei (Wei) and Anthony W. Louderback (Louderback), as the inventors, with Litton as the assignee. This patent application issued as the '958 patent on March 6, 1979.

In 1981, Louderback left Litton to form his own optical coating company, Ojai Research, Inc. (Ojai). Nonetheless Louderback preserved his relationship with Litton by entering a licensing and an exclusive consulting agreement with his former employer. The licensing agreement permitted Louderback to practice the '958 patent. Indeed Louderback began supplying Litton mirrors for RLGs. The licensing agreement forbade Louderback to use the patented technology to make RLG mirrors for anyone other than Litton.

Louderback's exclusive consulting contract lasted until February 25, 1983. Under this agreement, Litton owned any inventions, developments, or discoveries Louderback made on the licensed process. The agreement also forbade Louderback from disclosing the patented technology.

*2 During the exclusive consulting agreement with Litton, Louderback made improvements and modifications to the Litton process. Louderback developed multiple-layer optical films with graded interfaces between the layers of the mirrors. This advance used a sliding target holder to apply the layers. The sliding target holder moved gradually from one target to another to create a graded interface between the layers. Under the terms of the consulting agreement, Litton owned these improvements. Louderback violated this agreement by withholding this improvement from its rightful owner, Litton.

Louderback testified that he provided Honeywell with RLG mirrors from 1984 to 1990. Louderback made these mirrors with the patented method. This action also expressly violated both the licensing and consulting agreements with Litton.

Honeywell used the RLG mirrors from Louderback in navigational systems for Boeing aircraft. Before switching to the ion-beam mirrors supplied by Louderback, Honeywell used electron-beam (E-beam) coated mirrors. In 1983, Honeywell began to suffer problems with these E-beam mirrors. Mr. Podgorski of Honeywell testified that Boeing rejected over twenty percent of Honeywell's mirrors for failure. Because of reflectivity problems, Honeywell switched to Louderback's ion-beam mirrors.

The record fully documented the nature of the mirror problems which prompted this switch. In an interoffice memo dated November 1, 1983, Mr. Seiber, a Honeywell employee, noted a `real problem with photochromism and loss stability of the E-beam mirrors.' He warned that `a significant fraction, 25%, of the mirrors are photochromic and that most if not all further degrade with gyro running time.' In a 1984 memo, Mr. Stan Moeschl, a Honeywell Vice President, explained that the E-beam mirrors have a limited useful life.

These problems began to threaten Honeywell's standing with its major client, Boeing. Mr. Swanson, a Boeing executive, testified that his company knew of Honeywell's mirror problems. He testified that the malfunctioning navigational systems caused him real concern. Indeed Boeing returned many malfunctioning RLGs.

A Honeywell internal memo dated February 15, 1984, stated `the urgency is very great [to solve the problem].' Responding to this urgency, Honeywell initiated a business relationship with Louderback. Louderback enabled Honeywell to switch to the more reliable ion-beam mirrors. The record shows that the ion-beam mirrors were more durable than E-beam mirrors by two to three times. Honeywell ordered these mirrors from Ojai Research and General Optics, Inc. - both Louderback companies.

On July 2, 1985, during litigation with another party over RLG mirrors, Litton sought to reissue the '958 patent. Litton's reissue application incorporated dependent claim 2 into independent claim 1, thereby narrowing its scope. On August 30, 1985, Litton submitted a patentability report citing eighty-two prior art references to the examiner.

*3 The '958 patent reissued on January 31, 1989, as U.S. Patent No. Re. 32,849. The reissue patent contains two independent claims and twenty dependent claims. The two independent claims read:

1. A method of fabricating multiple layer optical films, said multiple layer optical films comprising optical layers having different indices of refraction comprising:

bombarding targets obliquely with an ion beam produced by or derived from a Kaufman-type ion beam source in a vacuum chamber to sputter deposit a plurality of optical film layers on a base;

controlling the atmosphere inside the vacuum chamber to provide sufficient gas to sustain the ion beam and the proper amount of oxygen to accomplish proper stoichiometry of the thin films; and

depositing multiple layers of different materials on said base by varying the targets being bombarded by the ion beam; and

continuously rotating said base during the deposition of said multiple optical layers.

18. A method of fabricating multiple layer optical films said multiple layer optical films comprising at least two optical layers having different indices of refraction, in alternating layers, comprising:

bombarding at least two targets comprising materials having different indices of refraction obliquely with an ion beam produced by or derived from Kaufman-type ion beam source in a vacuum chamber to sputter deposit a plurality of optical film layers comprising said materials in alternating layers on a base;

controlling the atmosphere inside of the vacuum chamber to provide sufficient gas to sustain the ion beam and the proper amount of oxygen to accomplish proper stoichiometry of the thin films;

depositing multiple layers of said materials having different indices of refraction on said base by varying the targets being bombarded by the ion beam; and

continuously rotating said base during the deposition of said multiple optical layers.

Dependent claim 3 specifies that the claim 1 process may use the ion beam to clean the substrate. Dependent claims 4-7, 9-12, and 14-16 vary the parameters of claim 1 in making a mirror. Dependent claim 8 discloses a cooling method for the process. Dependent claim 9 shows a low expansion ceramic substrate. Dependent claims 13 and 17 describe a method with fewer impurities and voids. Dependent claims 19-22 claim ways to reduce surface anomalies, voids, and impurities.

In 1990, Litton sued Honeywell, Louderback, and Ojai for infringement of the '849 reissue. Litton asserted Louderback had infringed the '849 reissue and breached their licensing and consulting agreements. Litton later amended the complaint to sue Honeywell for intentional interference with contractual relations and intentional interference with prospective economic advantage. In September 1990, the trial court entered judgment against Louderback. The court determined that the mirrors Louderback supplied to Honeywell infringed the '849 reissue and breached the licensing agreement. In October 1991, the court clarified that this order did not apply to Honeywell. Thus, Honeywell and Litton went to trial.

*4 The jury trial lasted three and a half months. The jury then deliberated for three and a half weeks, returning with a verdict on August 31, 1993. In the special verdict form, the jury reported that Honeywell did not prove any of the asserted claims invalid. It reported that Litton had proved the asserted claims infringed. The jury also reported that Litton had met its burden on the state claims.

As for damages, Litton sought $1.96 billion in damages under a lost profits theory as a result of any of the three asserted claims. The jury reported each of Litton's asserted claims resulted in $1.2 billion in damages.

At the conclusion of the presentation of evidence to the jury and while the jury deliberated, the trial court tried the issue of inequitable conduct. That court held the '849 reissue unenforceable due to inequitable conduct by Litton. Honeywell renewed its motion for JMOL. The trial court granted Honeywell's motion finding the claims of the '849 reissue invalid as obvious under 35 U.S.C.
 103 (1994). In addition, the trial court granted Honeywell's renewed JMOL with respect to Litton's state law claims. The trial court denied Honeywell's motion on all other grounds. In the alternative, the trial court granted Honeywell a new trial on damages.

DISCUSSION

This court reviews without deference a trial court's grant of JMOL. Jamesbury Corp. v. Litton Indus. Prods., Inc., 756 F.2d 1556, 1560, 225 USPQ 253, 257
(Fed.Cir.1985). [FN1] Where the trial judge reverses a jury verdict on a motion for JMOL, the appellant must show that substantial evidence supports the jury's factual findings which, in turn, support the jury's legal conclusions. Baxter Healthcare Corp. v. Spectramed, Inc., 49 F.3d 1575, 1582, 34 USPQ2d 1120, 1125-26 (Fed.Cir.), cert. denied, --- U.S. ---, 116 S.Ct. 272, 133 L.Ed.2d 194
(1995). Substantial evidence describes that minimum quantum of evidence from which a jury might reasonably afford relief. Anderson v. Liberty Lobby, Inc., 477 U.S. 242, 249, 106 S.Ct. 2505, 91 L.Ed.2d 202 (1986); Perkin-Elmer Corp. v.
Computervision Corp., 732 F.2d 888, 893, 221 USPQ 669, 673 (Fed.Cir.), cert. denied, 469 U.S. 857, 105 S.Ct. 187, 83 L.Ed.2d 120 (1984). Stated differently, a trial judge properly grants JMOL when the evidence permits only one reasonable conclusion as to the verdict. Peterson v. Kennedy, 771 F.2d 1244, 1252 (9th Cir.1985), cert. denied, 475 U.S. 1122, 106 S.Ct. 1642, 90 L.Ed.2d 187 (1986).

In reviewing the record, the trial judge may not account for witness credibility, weigh evidence, or vary from the jury's verdict, unless - viewing the evidence in the light most favorable to the nonmoving party - substantial evidence does not support that verdict. Los Angeles Memorial Coliseum Comm'n v. National Football League, 726 F.2d 1381, 1392 (9th Cir.), cert. denied, 469 U.S. 990 (1984). The jury alone weighs conflicting evidence and the credibility of witnesses. Transgo, Inc. v. Ajac Transmission Parts Corp., 768 F.2d 1001, 1024 (9th Cir.1985), cert. denied, 474 U.S. 1059, 106 S.Ct. 802, 88 L.Ed.2d 778
(1986);  see also Lytle v. Household Mfg., 494 U.S. 545, 554, 110 S.Ct. 1331,
108 L.Ed.2d 504 (1990). In applying the JMOL standard anew, this court is bound by these same constraints in testing the sufficiency of the evidence in support of the jury's verdict. Read Corp. v. Portec, Inc., 970 F.2d 816, 821, 23 USPQ2d 1426, 1431 (Fed.Cir.1992).

Obviousness

*5 Although the jury rejected Honeywell's challenges to the validity of Litton's patents, the trial court declared the patents invalid as a matter of law. This court reviews the trial court's decision to invalidate the '849 reissue with reference to the record evidence in support of the jury's verdict. Baxter Healthcare, 49 F.3d at 1582.

A patent claim is invalid as obvious if the differences between the claimed invention as a whole and the prior art `are such that the subject matter as a whole would have been obvious at the time the invention was made to a person having ordinary skill in the art.' 35 U.S.C. section 103. Resolution of this issue entails a difficult process of turning back the clock to a time when the invention was made and asking what one of ordinary skill in the art might have thought. As such, a number of facts inform the obviousness determination.

To review a determination of obviousness under section 103, this court examines underlying factual findings such as: (1) the scope and content of the prior art; (2) the level of ordinary skill in the art; (3) the differences between the claimed subject matter and the prior art; and (4) the objective evidence of nonobviousness. Ashland Oil, Inc. v. Delta Resins & Refractories, 776 F.2d 281, 291, 227 USPQ 657, 662 (Fed.Cir.1985), cert. denied, 475 U.S. 1017, 106 S.Ct.
1201, 89 L.Ed.2d 315 (1986); Perkin-Elmer, 732 F.2d at 894. These factual findings guide the determination of whether the patented subject matter would have been obvious to one of ordinary skill in the pertinent art at the time of invention. Lear Siegler, Inc. v. Aeroquip Corp., 733 F.2d 881, 890, 221 USPQ 1025, 1033 (Fed.Cir.1984). Because all issued patent claims are presumed valid, the challenger must prove obviousness by clear and convincing evidence. Glaverbel Societe Anonyme v. Northlake Mktg. & Supply, Inc., 45 F.3d 1550, 1555, 33 USPQ2d 1496, 1499 (Fed.Cir.1995).

To determine whether an invention would have been obvious in light of the prior art requires one to compare the claimed `subject matter as a whole' with the prior art `to which [the] subject matter pertains.' In re Ochiai, 71 F.3d 1565, 1569, 37 USPQ2d 1127, 1131 (Fed.Cir.1995). This comparison, however, only provides part of the relevant evidence. One must also examine the relevant historical facts and circumstances related to the claimed invention, such as commercial success, which tend to make it more probable than not that the subject matter of the invention would have been obvious. Demaco Corp. v. F. Von Langsdorff Licensing, Ltd., 851 F.2d 1387, 1391, 7 USPQ2d 1222, 1226-27
(Fed.Cir.), cert. denied, 488 U.S. 956, 109 S.Ct. 395, 102 L.Ed.2d 383 (1988).
As we expressly recognized in Ochiai, the obviousness inquiry is highly fact-specific and not susceptible to per se rules. 71 F.3d at 1569.

*6 The Supreme Court has underscored the fact intensive nature of the test for obviousness. Dennison Mfg. Co. v. Panduit Corp., 475 U.S. 809, 106 S.Ct. 1578, 89 L.Ed.2d 817 (1986). In Panduit, the petitioner alleged that this court overrode the trial court's factual determinations with its own factual views. The Supreme Court echoed the petitioner's concerns:

While the ultimate question of patent validity is one of law ... the section 103 condition [that is, nonobviousness] ... lends itself to several basic factual inquiries. Under section 103, the scope and content of the prior art are to be determined; differences between the prior art and the claims at issue are to be ascertained; and the level of ordinary skill in the pertinent art resolved. Against this background, the obviousness or nonobviousness of the subject matter is determined. Such secondary considerations as commercial success, long felt but unresolved needs, failure of others, etc., might be utilized to give light to the circumstances surrounding the origin of the subject matter sought to be patented.
 Id. at 811 (citing Graham v. John Deere Co., 383 U.S. 1, 17-18, 86 S.Ct. 684, 15 L.Ed.2d 545 (1966)).

Scope and Content of Prior Art

In this case, the trial court found the '849 reissue obvious in light of the Laznovsky article, the Bernard patent (U.S. Patent No. 3,925,187), the products catalogs (Veeco 1975, Veeco 1977, and Commonwealth 1978), and the Molitor article. The PTO considered Laznovsky, Bernard, and two catalogs (Veeco 1977 and Commonwealth 1978) during reissue. Because Laznovsky discloses the entirety of the art in the Veeco 1975 catalog, only the art reflected in the Molitor article escaped PTO consideration.

The Molitor reference is a paper presented at the American Institution of Aeronautics and Astronautics International Electric Propulsion Conference in November 1976. The paper primarily describes possible propulsion systems for space vehicles. Mr. Hutchings, Senior Director in Litton's Guidance and Control Section, testified that space vehicle propulsion principles are remote from a ring laser gyro scientist's discipline. As he noted, a ring laser gyro scientist works with optics and the interaction of optical waves with solids. Aeronautic and astronautic propulsion does not address the interaction of light waves with solids. The record thus supports the proposition that these fields are, at best, distant cousins. In other words, the record contains substantial evidence that Molitor is not analogous art relevant to the problems of RLG mirrors. Ryko Mfg. Co. v. Nu-Star, Inc., 950 F.2d 714, 719, 21 USPQ2d 1053, 1057-58 (Fed.Cir.1991);
Bausch & Lomb, Inc. v. Barnes-Hind/Hydrocurve, Inc., 796 F.2d 443, 449, 230 USPQ 416, 420 (Fed.Cir.1986), cert. denied, 484 U.S. 823, 108 S.Ct. 85, 98 L.Ed.2d 47
(1987). Even if a ring laser gyro scientist read the Molitor reference, Mr. Hutchings stated that Molitor does not disclose the use of a Kaufman-type gun in ion-beam sputtering. In its single reference to ion beams to affect solids, Molitor shows a chamber with a duoplasmatron system. Molitor does not describe coating a substrate; it discusses etching or cutting away material. In sum, the record supports a finding that a ring laser artisan at the time of this invention would not find Molitor pertinent to the problems of mirror reflectivity.

*7 Thus, a reasonable jury could find that Molitor is not analogous art. Accordingly, this court determines that the jury committed no error to the extent it excluded Molitor from the scope of analogous art in its obviousness determination.

Level of Ordinary Skill

The trier of fact determines the level of ordinary skill in the relevant art to ensure proper objectivity at the outset of the obviousness inquiry. Ryko, 950 F.2d at 718. In this case, the trial court found that a person of ordinary skill in the precision coating art would have had at least a bachelor's degree in physics or engineering with some experience in vacuum deposit technology. The record supports this finding, which neither party contests.

Differences Between Claims and Prior Art

Claims 1 and 18 of the '849 reissue claim a method for fabricating multiple layer optical films with different or alternating indices of refraction. Dependent claims 4-5 claim a method for building a laminated optical film with specified indices of refraction. Dependent claim 7 discloses a method for making a multi-layer mirror with alternating quarterwave layers. Dependent claims 11-13 and 15-17 describe a method of fabricating RLG mirrors by ion-beam deposition. Dependent claims 19-22 claim ways to reduce surface anomalies, voids, and impurities.

The Laznovsky article emerged in the Research and Development magazine in August 1975 under the title `Advances in Low Energy Ion Beam Technology.' Laznovsky describes new applications for ion-beam emitters. One diagram in the article shows a device for ion-beam deposition by sputtering. The diagram shows ion beams bombarding a water-cooled target at about a 45-degree angle. The target rotates to provide a uniform coating. The target also rotates to different angles for etch-cleaning or other purposes. Laznovsky also teaches that ion-beam sputtering of oxidic targets may cause a loss of oxygen, requiring addition of that gas into the vacuum chamber.

A comparison to the claims, however, reveals that Laznovsky does not disclose coating optical films with multiple layers of different or alternating indices of refraction. In fact, Laznovsky does not teach multiple layer coating at all. The target in Laznovsky rotates into different positions, but not to accommodate multiple layer deposition.

The Bernard patent also discloses an apparatus for forming coatings on a substrate. Bernard, however, uses a duoplasmatron beam, not a Kaufman-type beam as specified by the '849 reissue. In addition, the Bernard patent limits its discussion to forming multiple layer coatings on microelectronic or semiconductor devices, not optical films. Furthermore, the reference does not disclose a rotating substrate for deposition of multiple layers.

The Veeco catalogs disclose the use of ion-beam systems for etching and deposition of metals, semiconductors, insulators, or superconductors. Unlike the claimed invention, the Veeco Catalogs do not disclose the deposition of multiple-layer optical films. Further, the Veeco art does not disclose the introduction of oxygen to assure proper stoichiometry of oxidic films. The record supplies these differences. For example, even Honeywell's own witness, Mr. Garmire, admits that the 1975 Veeco Catalog does not mention `multiple layer optical films.'

*8 As discussed above, the Molitor article - even if analogous art - does not disclose the use of a Kaufman-type gun or the deposition of multiple layers. Molitor passingly discloses etching and not deposition.

In sum, the record shows that none of the prior art references, alone or in combination, teach or suggest a method for fabricating a multiple-layer optical film with different or alternating indices of refraction, using a Kaufman-type beam for ion-beam sputtering. The prior art simply does not contain many limitations in the claimed method. Furthermore, the record discloses no teaching or suggestion to combine any of these references. The absence of a suggestion to combine is telling in an obviousness determination. SmithKline Diagnostics, Inc.
v. Helena Labs. Corp., 859 F.2d 878, 886-87, 8 USPQ2d 1468, 1475 (Fed.Cir.1988).

Objective Indicia of Nonobviousness

As noted above, objective indicia of nonobviousness, when present, are invariably relevant to the determination under section 103. Stratoflex, Inc. v. Aeroquip Corp., 713 F.2d 1530, 1538, 218 USPQ 871, 879 (Fed.Cir.1983) (citations omitted). Objective considerations may often be the most probative and cogent evidence of nonobviousness in the record. Id. To acquire `substantial significance in an obviousness decision,' however, evidence of objective consideration must include a nexus to the merits of the claimed invention. Cable Elec. Prods. v. Genmark, Inc., 770 F.2d 1015, 1026, 226 USPQ 881, 887
(Fed.Cir.1985).

Several objective indicia of nonobviousness arise in this case. For instance, the record indicates that Honeywell copied Litton's '849 reissue technology. Litton presented at trial Honeywell's memo dated 2/7/80 regarding Advanced Mirror Technology:

The bottom line is to do a full scale, roughly one year program to solve our mirror problems and guarantee a production position by January, 1981.... [An approach to be taken is to] duplicate Litton's process, using sputtering.

Litton presented the Honeywell memo regarding a 1989 ASM International Engineering Materials Achievement Award. This memo states that Honeywell's `ion beam sputtering mirror deposition technology is only possible through the development of the ion gun originally developed for interplanetary propulsion by
H. Kaufman.... [I]t was first applied to the fabrication of high quality mirrors by T. Lauderback [sic] at Litton.' These memos support Litton's assertion that Honeywell copied Litton's process for high quality mirrors.

The patented invention also received tributes from other skilled scientists for its contribution to RLG technology. See W.L. Gore & Assocs., Inc. v. Garlock, Inc., 721 F.2d 1540, 1555-56, 220 USPQ 303, 315 (Fed.Cir.1983), cert. denied,
469 U.S. 851, 105 S.Ct. 172, 83 L.Ed.2d 107 (1984). For instance, Dr. Pulker, an associate professor at Innsbruck University and Director of Research at Balzars [FN2], testified that the patented technology produces a perfect optical layer. He characterized the patent as pioneering. Further Balzars paid Litton a twenty percent royalty for the technology. Before this litigation, Honeywell also praised ion-beam deposition as the critical feature for reliable RLGs and credited Litton with discovering the method for RLG mirrors.

*9 Both Litton and Honeywell enjoyed commercial success with the patented method. Litton captured about seventy percent of the military market for guidance systems. Moreover, Honeywell admitted that ion-beam mirrors are critical to its billion-dollar industry. Although Honeywell acquired its lucrative Boeing contract at a time when it used E-beam mirrors, the record supports the reasonable inference that E-beam mirror failure jeopardized this commercial success until Honeywell acquired the reliable ion-beam mirrors from Louderback.

Finally the record shows that Honeywell, Balzars, and other companies, repeatedly tried to build durable E-beam mirrors, yet failed. The industry sought stable mirrors for RLG systems, until Litton's patented technology proved to satisfy the need for dependable mirrors.

In sum, the record supplies ample objective evidence linked to the patented technology for its nonobviousness. The record shows copying, tributes to the patent, licenses, commercial success, failures of others, to name a few. This probative evidence provides valuable insight into how the person skilled in the art would have viewed the claimed invention at the time it was made.

Because substantial evidence supports the jury's verdict that the claims of the '849 reissue were not invalid for obviousness - a highly fact-specific inquiry - this court reverses the trial court's determination of obviousness and reinstates the jury's verdict.

Inequitable Conduct

Inequitable conduct is the failure to disclose material information, or the submission of false material information, with an intent to deceive. Both materiality and intent must be proven by clear and convincing evidence. Kingsdown Medical Consultants, Ltd. v. Hollister Inc., 863 F.2d 867, 872, 9 USPQ2d 1384, 1389 (Fed.Cir.1988) (en banc), cert. denied, 490 U.S. 1067, 109
S.Ct. 2068, 104 L.Ed.2d 633 (1989).

The standard for materiality is whether a reasonable examiner would consider the omission or misrepresentation important in deciding whether to issue the application as a patent. Fox Indus., Inc. v. Structural Preservation Sys., Inc., 922 F.2d 801, 803, 17 USPQ2d 1579, 1580 (Fed.Cir.1990). A reference that is merely cumulative to other references, however, is not material. Halliburton Co.
v. Schlumberger Technology Corp., 925 F.2d 1435, 1440, 17 USPQ2d 1834, 1839 (Fed.Cir.1991).

Beyond materiality, inequitable conduct requires proof of intent. Id. at 1442. The purported inequitable conduct - viewed in light of all the evidence, including evidence of good faith - must display sufficient culpability to require a finding of intent to deceive. Kingsdown, 863 F.2d at 876. Finally, materiality and intent affect each other. The more material the omission or misrepresentation, the less intent required and vice versa. Halliburton, 925 F.2d at 1439.

*10 While inequitable conduct falls within the discretion of the trial court, Kingsdown, 863 F.2d at 876, that exercise of discretion cannot rest on clearly erroneous findings of facts or on a misunderstanding of the law. Manville Sales Corp. v. Paramount Sys., Inc., 917 F.2d 544, 551, 16 USPQ2d 1587, 1592
(Fed.Cir.1990) (citing Kingsdown, 863 F.2d at 872).

The trial court found no inequitable conduct in the '958 patent. This court agrees. The trial court, however, abused its discretion in finding inequitable conduct in the '849 reissue. The trial court found inequitable conduct in three acts: (1) misleading statements in the Baumeister declaration; (2) withholding disclosure of Laznovsky; and (3) burying of the Veeco Catalogs disclosure in a footnote during the prosecution.

The trial court portrayed the Baumeister declaration as an instance of deceptive conduct:

Baumeister's declaration did not present any new facts or arguments to distinguish the invention from the prior art, but rather provided the examiner with the testimony of a man who was represented to be a person of great skill in the pertinent art. Baumeister's testimony at trial proved beyond question that he was not such a person.

The trial court also stated that Baumeister convinced the examiner to reverse his rejection of the application. The trial court determined that Baumeister's declaration deliberately misled the examiner by omitting his lack of experience with the claimed technology.

The trial court both overestimated and misconstrued the Baumeister declaration. The Baumeister declaration was only one of four different declarations on which the examiner based allowance of the '849 reissue claims. Furthermore, the declaration does not misstate Mr. Baumeister's qualifications. He is an academic whose specialty is optical coatings. He led a university research team to obtain mirrors having the highest possible reflectivity. He did not purport to have expertise in ion-beam deposition. In sum, Baumeister professed no more than his actual qualifications. He did not ever profess experience with a duoplasmatron or ion-beam. Despite the trial court's insinuation, the examiner could not have attributed false qualifications to Baumeister. The trial court clearly erred in finding an intent to deceive in the Baumeister declaration, which contained no misleading or even exaggerated claims concerning Baumeister's qualifications.

The trial court also found that Litton intentionally withheld the Laznovsky reference from the examiner. This finding cannot support inequitable conduct because the examiner received and considered Laznovsky during reissue. An applicant cannot intentionally withhold a reference actually considered by the PTO, even though the applicant may not have disclosed the art. Molins PLC v. Textron, Inc., 48 F.3d 1172, 1185, 33 USPQ2d 1823, 1832 (Fed.Cir.1995) (quoting
Scripps Clinic & Research Found. v. Genentech, Inc., 927 F.2d 1565, 1582, 18 USPQ2d 1001, 1015 (Fed.Cir.1991)). Thus, because Laznovsky was before the examiner, the applicant did not intentionally withhold the reference. Moreover, relative to the issue of culpable intent, the record does not disclose that anyone involved in the prosecution at Litton knew of Laznovsky. Once again, the trial court abused it discretion by refusing to enforce the patent without a showing of culpable conduct. Finally, the trial court found culpable Litton's citation of the Veeco catalogs in a footnote of the patentability report. The trial court saw in this disclosure a substantial violation of the duty of candor. To the contrary, the Veeco catalogs are cumulative to Laznovsky and Westwood, both of which were before the examiner during reissue. Because cumulative references are not material, the footnote language cannot amount to a substantial violation of the duty of candor. Id. at 1582. The trial court clearly erred by discerning culpable conduct in failure to disclose cumulative references.

*11 Because the trial court based inequitable conduct on clearly erroneous findings, it abused its discretion. This court reverses the trial court's finding of inequitable conduct.

Infringement

Infringement, whether literal or by equivalents, is a question of fact. Hilton Davis Chem. Co. v. Warner-Jenkinson Co., 62 F.3d 1512, 1520, 35 USPQ2d 1641, 1647 (Fed.Cir.1995) (en banc) (citations omitted), cert. granted, --- U.S. ---, 116 S.Ct. 1014, 134 L.Ed.2d 95 (1996). Thus, this court reviews a jury verdict of infringement for substantial evidence. Id. at 1521.

The jury found that both Honeywell's hollow cathode and radio frequency (RF) ion-beam source processes infringed the '849 reissue both literally and by equivalents. The trial court found sufficient evidence to support infringement by equivalents for the hollow cathode process, but not for the RF ion-beam process. The trial court found no literal infringement for either process.

`An accused product that does not literally infringe a claim may infringe if it has insubstantial changes from the patented device.' Sofamor Danek Group, Inc.
v. DePuy-Motech, Inc., 74 F.3d 1216, 1221, 37 USPQ2d 1529, 1532 (Fed.Cir.1996)
(citing Hilton Davis, 62 F.3d at 1518-19). In this case, the trial court used the function-way-result test (FWR) of Graver Tank, 339 U.S. 605, 70 S.Ct. 854, 94 L.Ed. 1097 (1950), for its equivalents analysis. In Hilton Davis, this court explained the appropriate application and circumstances surrounding this test. Hilton Davis, 62 F.3d at 1512. In Sofamor, this court articulated this test:

Hilton Davis says it goes too far to describe that the function-way-result test as `the test' for equivalents. Evidence beyond function, way, and result informs application of the doctrine, which focuses on the substantiality of changes from the claims in the accused device. One of ordinary skill in the relevant art provides the perspective for assessing the substantiality of differences between the claims and the accused device. The test is objective with proof of the substantiality of the differences resting on objective evidence. This court commends, for instance, evidence that persons reasonably skilled in the art would have known of the interchangeability of an ingredient not contained in the patent with one that was. If the parties, however, presented primarily evidence of FWR, this presentation may suffice to satisfy the doctrine of equivalents.

Sofamor, 74 F.3d at 1222 (citations and quotations omitted).

In this case, the trial court agreed that substantial evidence supports infringement by Honeywell's hollow cathode process under the doctrine of equivalents. Although lacking a hot wire, the hollow cathode source is a Kaufman-type source recited in the '849 reissue claims. The claims require a `Kaufman-type' source, not a Kaufman ion gun. At the time of the original Louderback-Wei application, the claims recited `Kaufman-type' to distinguish this ion-beam source from a duoplasmatron - the other available source at that time. The record shows that by the 1980s, commercial beam sources used hollow cathode ionization as substitutes for the earlier Kaufman guns. By the 1990s, the beam source art advanced to include RF ionization as substitutes for the earlier Kaufman guns.

*12 The trial court found that Honeywell's hollow cathode ion-beam source performs substantially the same function as the Kaufman-type ion-beam source in the '849 reissue in substantially the same way for the same result. Indeed several experts testified that at the time of infringement one of ordinary skill in the art would know that a hollow cathode source is fully interchangeable for a `Kaufman-type' source. The record amply supports the trial court's determination.

Honeywell also used an RF ion-beam source for the sputtering process. The trial court described the principal elements of a Kaufman-type ion-beam source as a hot wire cathode, an anode, and magnets and grids. Honeywell's RF ion-beam source has no electron emitting element inside the discharge chamber, such as a cathode. This RF ion beam accordingly did not produce ions in the same way as the Kaufman-type ion-beam source. Nonetheless, the record showed that Honeywell's RF ion-beam source produced a beam and a result substantially similar, if not identical, to the Kaufman-type ion beam.

Experts similarly testified to the known interchangeability of an RF source with a `Kaufman-type' source at the time of infringement. Honeywell's use of the RF ion-beam source is an insubstantial change, under the doctrine of equivalents, from the Kaufman-type ion-beam source described in the '849 reissue claims. Because substantial evidence supports the jury's verdict of infringement by equivalents by Honeywell's RF ion-beam process, this court reinstates the jury verdict.

Intentional Interference with Contractual Relations

Litton claims that Honeywell tortiously induced Louderback to violate his licensing agreement. [FN3] The jury agreed. Honeywell filed a motion for JMOL claiming that the record did not support the jury's verdict. The trial court agreed and granted the motion. Specifically, the trial court discerned `a total absence of proof that Louderback ever actually used any Litton trade secrets in manufacturing mirrors for Honeywell.' The elements of intentional interference with contractual relations are: (1) a valid contract between the plaintiff and a third party; (2) the defendant's knowledge of this contract; (3) the defendant's intentional acts to induce a breach or disruption of the contractual relationship; and (4) resulting damage. Pacific Gas & Elec. Co. v. Bear Stearns & Co., 50 Cal.3d 1118, 270 Cal.Rptr. 1, 791 P.2d 587 (Cal.1990).

With respect to the first element of the intentional interference tort, Litton and Louderback entered into a valid licensing agreement in April 1981. The licensing agreement permitted Louderback to use the '958 process. The agreement, however, prevented him from selling any products manufactured by the process to anyone other than Litton. Until February 1983, Louderback was also an exclusive consultant to Litton. Under his consulting agreement, Louderback granted Litton `all rights in all inventions, developments and discoveries (whether or not patentable) made during the period of the consulting agreement ... including but not limited to modification and improvements to the patented ion beam process.' The consulting agreement further restricted Louderback from supplying competitors any parts or services for coating substrates in optical instruments or high power laser applications.

*13 The record shows that Louderback breached the terms of both the licensing and consulting agreements. Louderback testified that he `set up [his] system in Ojai ... with a sliding target mechanism that was capable of creating gradient index films' without notifying Litton of his improvement. Ultimately Louderback admitted using this design to make ring laser gyro mirrors for Honeywell. Because Litton was the rightful owner of both the patented method and Louderback's improvement, Louderback used Litton technology in violation of his agreements when he sold RLG mirrors to Honeywell.

With respect to the second element of the tort, the record shows that Honeywell knew of the Louderback-Litton license agreement at least as early as 1982. In an April 1982 telephone log, Dennis Morreli, a Honeywell employee, reported:
`Lauderbach [sic] is on license to Litton and cannot make coatings for anyone other than Litton.' This record corroborates Louderback's testimony that he advised Honeywell of the restrictions in his license with Litton.

A June 1984 internal memorandum also documents Honeywell's knowledge of Louderback's agreements with Litton: `Louderback had admitted to Litton trade secrets in taking license. If we buy or license process we are liable! Can get large lawsuit!' The memo further states: `Louderback - Next Steps. Discuss possibility of license or buy of process.... Evaluate potential lawsuit by independent assessment - patent attorney?' This memo, created in advance of any purchase of products from Louderback, verifies Honeywell's awareness of the risks of association with Louderback. Another memo, dated June 6, 1986, restates
Honeywell's knowledge:  `Litton owns idea of 'IB gyro'.... Issue may be
'proprietary violation' rather than patent!'

The record, therefore, supports the jury's finding that Honeywell knew of Louderback's agreements with Litton and knew those agreements protected the RLG mirror methods. Nonetheless Honeywell proceeded to deal with Louderback.

The third element of this tort requires proof that Honeywell intended to induce a breach or disrupt Litton's contract with Louderback. In a special verdict, the jury determined that Honeywell `did use wrongful means.' In reaching this verdict, the jury could have reasonably relied on evidence that Honeywell offered to indemnify Louderback. During negotiations with Honeywell, Louderback testified that he expressed his fear that Litton would sue. Louderback asked Honeywell President Pete Smith to assign Honeywell's legal department to determine whether Louderback's ion-beam coating process would infringe Litton's patent rights. Louderback testified that Mr. Smith assured him that this precaution would not be necessary. Later, according to Louderback's testimony, Honeywell's Mr. Rostal promised him that Honeywell would cover `his legal costs and any damages.' At that point, Louderback testified that he felt comfortable entering a contract to make mirrors for Honeywell. Although Honeywell insisted it merely promised to be a party to any lawsuit, the jury could reasonably give Louderback's testimony greater credibility. Finally, as to the element of resulting damages, this court finds that substantial evidence supports the jury's verdict as to resulting damages due to the intentional interference with contractual relations.

*14 The record confirms that substantial evidence supports each of the elements of the tort of intentional interference with contractual relations. Accordingly, this court reinstates the jury verdict.

Intentional Interference with Prospective Economic Advantage

The jury found that Honeywell interfered with Litton's prospects of selling laser ring gyros to Boeing, Airbus, and McDonnell Douglas. The trial court disagreed and granted Honeywell's motion that the law precluded a finding of interference.

The elements for intentional interference with prospective economic advantage are: (1) an economic relationship between the plaintiff and a third party with probability of ripening into a future economic benefit for the plaintiff; (2) knowledge of the defendant about this relationship; (3) intentional acts by the defendant to disrupt the relationship; (4) actual disruption of the relationship; and (5) damages proximately caused by the defendant's acts. Buckaloo v. Johnson, 14 Cal.3d 815, 122 Cal.Rptr. 745, 537 P.2d 865, 872
(Cal.1975). These elements presuppose `a 'colorable economic relationship' between the plaintiff and a third party with 'the potential to develop into a full contractual relationship.' ` Aydin Corp. v. Loral Corp., 718 F.2d 897, 904 (9th Cir.1983) (quoting Buckaloo, 537 P.2d at 873). Evidence of the prospective relationship need not take the form of an offer, but must specifically show the possibility of future economic association. Id.

Litton contended that Honeywell's infringement of the '849 reissue interfered with Litton's prospective relationships with Boeing, McDonnell Douglas, and Airbus. Specifically, Litton presented evidence that Honeywell excluded Litton from competition in the RLG market by copying its technology, inducing Louderback to violate his agreements, and selling below Litton's cost.

The record supports an inference of future economic association between Litton and the airframe manufacturers because only Honeywell and Litton competed in the RLG market. With only two suppliers in the market, customers would have necessarily sought reliable products from Litton in the absence of Honeywell. Mr. Swanson, Program Manager of the Material Division of Boeing, verified this reasoning. He testified that Honeywell and Litton were the only two companies trying to sell Boeing an RLG System. If Honeywell had not fixed its mirror problem, according to Mr. Swanson, Litton would have taken over the Boeing contract.

Honeywell won the competition to supply RLGs for the Boeing 757/767 in 1977. Boeing then extended this contract up through 1997 without another competition. The November 14, 1985 extension made Honeywell's inertial navigation systems standard on Boeing's 757, 767, and 737-300 aircraft. In the event the Honeywell systems were not satisfactory, however, these contracts reserved to Boeing the right to seek an alternate source. More specifically, Mr. Swanson testified, that alternate source was Litton.

*15 Supplying further evidence for the first element of this tort, Mr. Mahler, President of Litton Aero Products, testified that only Litton Aero Products and Honeywell competed for the sale of RLGs to Boeing, Airbus, McDonnell Douglas and others. Mr. Sutton of Honeywell admitted that in 1986 Litton was the only competitor in the ring laser-based gyro, both in the military and commercial markets.

The record contains substantial evidence to support the jury's finding of prospects for an economic relationship between Litton and the aircraft makers with the probability of future economic benefits for Litton. This same record evidence of a two-supplier market supports the jury's finding on the second element of this tort. With only two competitors in the market and contracts which gave Boeing the option to seek RLGs from alternate sources, Honeywell knew of Litton's prospects for future economic relationships and benefits.

The third element of this intentional interference claim requires intentional acts by the defendant designed to disrupt the relationship. The jury found that Honeywell both infringed Litton's '849 reissue and intentionally interfered with contractual relations between Louderback and Litton.

In response, Honeywell asserts the privilege of free competition as an affirmative defense. [FN4] To invoke this privilege against interference with economic advantage, however, a competitor may not use `wrongful means.' The jury expressly found that Honeywell used wrongful means. The evidence that Honeywell intentionally interfered with contractual relations between Louderback and Litton supports this finding. The record provides details of Honeywell's difficulties with E-beam mirrors and its incentive to solve this problem. Honeywell's inducements to Louderback solved that problem by supplying ion-beam mirrors. This aspect of the record shows motivation for Honeywell to use wrongful means. The jury's finding of infringement also supports its determination that Honeywell used wrongful means.

Because it used wrongful means to gain a competitive advantage over Litton, Honeywell cannot invoke the privilege of free competition. Without this privilege, the record supplies substantial evidence to support the jury's determination that Honeywell intentionally disrupted Litton's economic prospects by inducing Louderback's unlawful cooperation and infringing Litton's patents.

Finally, the last two elements of this tort were demonstrated. The fourth element requires actual disruption of Litton's prospective economic relationship with airframe manufacturers, and the fifth element requires that defendant's acts proximately cause plaintiff's damages. Once again, the two-supplier market comes into play. The record contains numerous statements from both Litton and Honeywell executives acknowledging that only their two companies competed in the RLG mirror market. In 1986, Honeywell used `wrongful means' to convert to ion-beam mirrors. Those wrongful means included both interference with the Louderback-Litton contracts and infringement. Without these wrongful means, Litton would have been the sole alternative for the airframe manufacturers to acquire reliable navigational systems. Thus, the two-supplier market construct adequately supports the jury's finding that Honeywell disrupted Litton's prospects for successful business with the aircraft companies and consequently was the proximate cause of Litton's damages.

*16 The record again confirms that substantial evidence supports the jury verdict on this tort claim. Thus, the standard of review requires this court to reinstate the jury's verdict.

DAMAGES

Having reinstated the jury's verdicts on the liability issues, this court now turns to damages. Litton alleged three alternative breaches of duty owed to it by Honeywell arising out of certain contracts that Litton contended it lost to Honeywell - patent infringement, interference with contractual relations, and interference with prospective economic advantage. Litton sought a total of $1.96 billion in damages under a theory of lost profits. The jury awarded $1.2 billion in damages under each of the three alternative theories of liability. In other words, the jury found any one of the three theories resulted in damages in the amount of $1.2 billion.

Honeywell moved for a new trial on damages under Fed.R.Civ.P. 59 in connection with its JMOL. The trial court granted Honeywell's motion.

Rule 59 allows a trial court to grant a new trial on all or part of the issues tried to a jury `for any of the reasons for which new trials have heretofore been granted in actions at law in the courts of the United States.' Fed.R.Civ.P. 59(a). As one of the permissible reasons, a trial court may grant a new trial when the verdict is against the great weight of the evidence. Byrd v. Blue Ridge Rural Elec. Coop., Inc., 356 U.S. 525, 540, 78 S.Ct. 893, 2 L.Ed.2d 953 (1958).
The court may thus grant a new trial even where substantial evidence supports the verdict, if the verdict is against the clear weight of evidence. Landes Constr. Co. v. Royal Bank of Canada, 833 F.2d 1365, 1371 (9th Cir.1987); See Poynter by Poynter v. Ratcliff, 874 F.2d 219, 223 (4th Cir.1989); 11 Charles A. Wright, et al., Federal Practice and Procedure 2806, at 65-66 (1995). Said another way, the evidence presented may have been sufficient to support the jury verdict. Nevertheless, the trial judge can grant a new trial. This discretionary authority is aided in part by the ability of the trial judge to `weigh the evidence and assess the credibility of witnesses.' Landes, 833 F.2d at 1371. Unlike a JMOL, the trial judge need not view the evidence from the perspective most favorable to the prevailing party. Id.

The decision to grant or deny a new trial rests with the sound discretion of the trial court. Thus, this court reviews the trial court's decision to grant a new trial for an abuse of discretion. Id. at 1372.

As one of its bases for granting a new trial, the trial court focused on the Phillips study, a study generated by Litton's damages expert Dr. Phillips. This study formed the cornerstone of proof on damages for the three interconnected torts. The trial court concluded Dr. Phillips' study was `pure fantasy.'

*17 In particular, the trial court focused on the number of assumptions in Dr. Phillips' report. As it noted, had Honeywell not used ion-beam deposition mirrors:

(1) Boeing would not have granted Honeywell the November 14, 1985 contract that made Honeywell's inertial navigation systems standard on Boeing aircraft but would instead have given the contract to Litton; (2) Litton would have been able to ramp up to meet the demand of the Boeing contract; (3) the increased volume achieved by Litton would have allowed Litton to overcome the substantial reliability problems of its own systems; and (4) because of the increased reliability achieved by the volume of production facilitated by the Boeing contract, Litton would have forced Honeywell out of the inertial navigation market.

Thus, the trial court was troubled by Litton's claim of causation.

In fact, the trial court reviewed in great detail the evidence on each of these points. It concluded that Litton's proof on causation was skeptical at best. This court agrees with the trial court's determination.

 The Phillips study contained a number of highly speculative items. For example, the alleged sales Litton would have made but for Honeywell's infringement were not based on Honeywell's documents showing its actual sales. Instead, Dr. Phillips estimated Honeywell's sales by using public documents to derive the amount of planes delivered every year in the United States. From the number of planes delivered each year he calculated how many ring laser gyros would be needed to equip these planes. He never discusses that some, or many, of these planes may have used the E-beam mirrors.

Dr. Phillips also attempted to account for the sales of spare RLGs to original equipment manufacturers (OEM) systems. He knew Litton's spares amounted to approximately nineteen percent of its OEM sales. Dr. Phillips testified there was little Honeywell information to determine its percentage, but that he was sure it was lower than Litton's. He chose twelve and a half percent as the ratio of spares to OEM sales. This figure, however, is not based on any actual data. Dr. Phillips admitted that he lacked adequate documentation to estimate these figures. Despite having no reliable data, Dr. Phillips still estimated Honeywell's ratio of spares to systems sales. Moreover, he does not provide the court with the method he used in making this estimation.

Finally, in his study, Dr. Phillips estimated the number of replacements of ring laser gyro systems using E-beams during 1982, '83, '84, '85, and '86. He also predicted that only Litton would have ion-beams to replace these failing systems. However, there is no evidence that these systems would have been replaced with ion-beams, especially during these time periods. In these early years of the ion-beam system, that system, too, was subject to flaws. In addition, Honeywell did not switch to the ion-beam systems until 1986.

The entire foundation for Litton's purported success as identified in the Phillips' report was little more than inference built upon inference. In the report, Dr. Phillips contends Litton would have had a monopoly in the mirror business and that therefore Litton would have won the McDonnell Douglas, Airbus, and Boeing contracts. However, the beam technology represented only a portion, albeit important, of the navigation RLGs technology. Litton also would have had to substantially increase its production. Litton argued that had it had these contracts it would have had more money, which in turn would have permitted it to step up production to meet these demands.

*18 Dr. Phillips assumed in his damages model that the E-beam was not commercially viable. He admitted that the assumptions he made in his study `are assumptions in the sense that there may be no real world counterpart but they're not assumptions in the sense that they're without considerable thought.' He conceded that if `you change the assumption you change the numbers up or down.'

Finally, even accepting Dr. Phillips' assumption that E-beams were less reliable, he still proffered no sound economic evidence to show the E-beam was not commercially viable. Some companies might have been willing to buy a less reliable product for less money. Without some accurate assessment of the elasticity of demand in this market, Dr. Phillips' assumptions become more speculative.

Our review of the trial court's decision on this issue is highly deferential. As such, our review reflects a recognition that the trial judge is in the best position to evaluate trial proceedings. The trial judge in this case witnessed the presentation of many weeks of evidence. She then identified sound reasons to question the weight of the evidence in support of Litton's damage claim and concluded that justice required a new trial on that issue. This court need look no further than the trial court's analysis of the Phillips study to affirm the decision to grant a new trial in this case. Because the Phillips study was predicated on speculation, unrealistic assertions, and formed the basis for all of the damages awarded in this case, the trial court did not abuse its discretion in granting a new trial on damages.

Finally, in this case, the trial court made findings of facts and conclusions of law in an Order dated October 7, 1991, on the issue of intervening rights. The trial court found that the '849 reissue differed substantively from the ' 958 patent. This court agrees that the claims of the reissue differ substantively from those in the original patent. Thus, Litton may not recover damages for infringement of the '849 reissue which occurred before the reissue date. Therefore, this court affirms the trial court's finding of intervening rights.

CONCLUSION

This court: (1) reverses the trial court and reinstates the jury verdict finding Honeywell intentionally interfered with contractual relations; (2) reverses the trial court and reinstates the jury verdict finding Honeywell intentionally interfered with prospective economic advantage; (3) affirms the trial court's grant of a new trial on damages; (4) affirms the trial court's order finding intervening rights; (5) reverses the trial court's grant of JMOL and reinstates the jury's verdict that the asserted claims of the '849 reissue are not invalid for obviousness; (6) reverses the trial court's finding of inequitable conduct; (7) affirms the trial court's denial of JMOL finding substantial evidence supports the jury's verdict that the hollow cathode process infringes the asserted claims of the '849 reissue; and (8) reverses the trial court's grant of JMOL and reinstates the jury's verdict finding that the RF ion beam process infringes the asserted claims of the '849 reissue.

COSTS

*19 Each party shall bear its own costs.

AFFIRMED and REVERSED


BRYSON, Circuit Judge, concurring in part and dissenting in part.

This is a troubling case. The jury found in favor of Litton and against Honeywell on almost every point and returned a huge verdict of $1.2 billion. The district court, in a careful and comprehensive 113-page opinion, overturned the jury's verdict on a number of separate legal grounds, entered judgment for Honeywell, and in the alternative granted Honeywell's motion for a new trial on the issue of damages. There is much force to the district court's analysis, even on those issues on which this court now reverses. The question of obviousness, for example, is close and difficult; the issue of inequitable conduct is also close and reveals a pattern of disturbing conduct by Litton both in the prosecution of the initial patent and in the reissue proceedings; and the jury's verdicts finding infringement with respect to both technologies before it are difficult to accept. Nonetheless, given the restrictive standard of review applicable to a jury's verdict on the issues of obviousness and infringement, I acquiesce, albeit with reservations, in this court's ruling on obviousness and its ruling on infringement with regard to the `hollow cathode' ion-beam source. In light of recent authority holding that inequitable conduct cannot be based on an applicant's non-disclosure of a prior art reference if the examiner independently discovers that reference, see Molins PLC v. Textron, Inc., 48 F.3d 1172, 1184-85, 33 USPQ2d 1823, 1832 (Fed.Cir.1995), I also acquiesce in the court's reversal of the district court's ruling on inequitable conduct. In addition, I agree with the court, this time without reservation, in its affirmance of the district court's order granting Honeywell a new trial on the issue of damages, in its affirmance of the district court's ruling on intervening rights, and in its rejection, without discussion, of Litton's arguments on assignor estoppel and res judicata.

I part company with the court, however, on two points. First, I disagree that Honeywell's RF ion-beam system infringes Litton's reissue patent under the doctrine of equivalents; I would affirm the district court's ruling in Honeywell's favor on that issue. Second, I would affirm the district court's ruling overturning the jury's verdict on the two state law claims, although I would remand for further consideration of the second of the two claims in light of the disposition of the patent issues.

Infringement

The court invokes the doctrine of equivalents to uphold the jury's finding of infringement with respect to the two separate technologies that were used to make mirrors for Honeywell's ring laser gyroscope system: the so-called `hollow cathode' system, and the `RF (Radio Frequency) ion-beam' system. I agree with this court's disposition of the infringement issue as to the `hollow cathode' system, but I disagree with the court's action in upholding the jury's determination that the use of an RF ion-beam system infringes the '849 reissue patent under the doctrine of equivalents.

*20 The RF system generates an ion beam in a very different manner from systems based on a Kaufman-type ion-beam source. Both the specification in the '849 reissue patent and Kaufman himself in testimony at trial described the Kaufman-type ion-beam source in a way that excludes the RF ion-beam source. The expert testimony at trial likewise supported the district court's ruling that, at least as of the time of the original patent, the term `Kaufman-type ion-beam source' referred to a broad-beam ion source having an anode, a hot wire cathode, permanent bar magnets, and grids.

In such a device, the cathode emits electrons, which are accelerated towards the anode. The magnets force the electrons to spiral in their paths towards the anode. The spiraling electrons strike atoms of argon gas in the chamber and dislodge electrons, creating a stream of positively charged argon ions that are accelerated towards and past the grids.

The RF ion-beam system, by contrast, has no cathode or anode because the system is not a direct current device. The RF system instead consists of a cylindrical discharge chamber containing an RF oscillating discharge coil. Oscillating RF energy that is radiated from the coil energizes and ionizes the argon gas within the discharge chamber, and the resulting argon ions are then accelerated towards and past the grids.

In addition to being different structurally, the RF system offers significant functional advantages over the Kaufman-type ion-beam source. The record shows that the beam produced by an RF source is `cleaner' than the beam produced by a Kaufman-type source, because the Kaufman cathode can result in contamination of the beam with filament impurities such as tungsten. Moreover, because a silica liner can be placed around the inner walls of an RF system, the argon ions are prevented from colliding with the metal walls of the chamber, thereby avoiding further contamination of the beam.

While the question whether a particular improvement falls within the doctrine of equivalents is ordinarily a factual question for the jury, the jury's finding in this case was infected by its broad construction of the scope of the claims. Because the claims are expressly limited to Kaufman-type ion-beam sources, and because the district court correctly held that the term `Kaufman-type ion beam source,' as used in the patent, includes only a source having the four elements set forth in the specification, the district court properly asked the question whether, in light of that claim construction, the RF ion-beam source could reasonably be found to be equivalent to the claimed Kaufman-type ion-beam source. And the court properly answered that question in the negative.

The majority acknowledges that Honeywell's RF ion-beam system does not produce ions in the same way as the Kaufman-type ion-beam source. Nonetheless, the majority overturns the district court's ruling on this issue based on its conclusion that the RF ion-beam source produces a broad ion beam similar to the broad ion beam produced by the Kaufman-type ion-beam source, and that experts testified that the RF source and the `Kaufman-type ion beam source' are interchangeable. That analysis, in my view, pushes the doctrine of equivalents too far.

*21 The claim language at issue recites the use of a `Kaufman-type ion beam source.' The doctrine of equivalents therefore requires a comparison not of the beam characteristics but of the ion sources that produce those beams. For that reason, the district court properly focused on whether an RF ion-beam source is equivalent to a Kaufman-type ion-beam source, not simply on whether the resulting beam is similar.

To be sure, the RF source performs the same function as the Kaufman-type source, at least at a sufficiently high level of generality. In that sense, the two may be said to be `interchangeable.' But the fact that two features serve the same function is only the beginning of the test for legal equivalence. See Atlanta Mooring Accessories, Inc. v. Saratoga Technologies, Inc., 33 F.3d 1362, 1366-67, 31 USPQ2d 1929, 1932-33 (Fed.Cir.1994); Slimfold Mfg. Co. v. Kinkead Indus., Inc., 932 F.2d 1453, 1457-58, 18 USPQ2d 1842, 1845-46 (Fed.Cir.1991); see
generally Hilton Davis Chem. Co. v. Warner-Jenkinson Co., 62 F.3d 1512, 1518, 35 USPQ2d 1641, 1645 (Fed.Cir.1995), cert. granted, --- U.S. ---, 116 S.Ct. 1014,
134 L.Ed.2d 95 (1996). The RF source generates the ion beam in a way that is quite different from the Kaufman-type source, and the RF source produces significantly improved results as compared to the Kaufman-type source. The two are thus not equivalent under the currently prevailing standard.

What is most troubling about Litton's doctrine of equivalents argument with respect to the RF process is that the limitation of the claims in the reissue patent to Kaufman-type ion-beam sources makes it quite evident that the property rights that the PTO believed should be accorded to Litton were limited to a particular kind of ion-generating system. In reissuance, Litton gave up its original claims, in which it broadly claimed a method based on any `ion beam source.' But it has now managed, in effect, to regain the ceded ground through the doctrine of equivalents. Under these circumstances, for the court to hold that Litton is entitled to recover for Honeywell's use of technology that falls well outside the limits of the property rights granted to Litton seems to me improper.

The doctrine of equivalents may well have a proper role to play in patent law, although the debate over that issue will for now have to be carried on at a higher level. See Warner-Jenkinson Co. v. Hilton Davis Chem. Co., cert. granted, 116 S.Ct. 1014 (1996). But while the doctrine provides protection against appropriation of the value of some patents, that protection comes at a high cost. Because the doctrine of equivalents adds considerable uncertainty to the question of patent infringement, it introduces a large component of unpredictability into an area of commercial law in which predictability is critical. The Supreme Court has recently commented on the importance of certainty in patent law:

*22 `[T]he limits of a patent must be known for the protection of the patentee, the encouragement of the inventive genius of others and the assurance that the subject of the patent will be dedicated ultimately to the public.' Otherwise, a `zone of uncertainty which enterprise and experimentation may enter only at the risk of infringement claims would discourage invention only a little less than unequivocal foreclosure of the field,' and `[t]he public [would] be deprived of rights supposed to belong to it, without being clearly told what it is that limits these rights.'

Markman v. Westview Instruments, Inc., --- U.S. ---, ----, 116 S.Ct. 1384, 1396, 134 L.Ed.2d 577 (1996) (citations omitted).

Patent counselors should be able to advise their clients, with some confidence, whether to proceed with a product or process of a particular kind. The consequences of advice that turns out to be incorrect can be devastating, and the costs of uncertainty - unjustified caution or the devotion of vast resources to the sterile enterprise of litigation - can be similarly destructive. An expansive doctrine of equivalents can make counseling clients on infringement an exercise in hedging.

Recent developments have underscored the problem. Infringement claims now routinely come with two components - literal infringement and infringement by equivalents - and the latter is often more significant in counseling and litigation than the former. Moreover, because of the increasing popularity of jury trials in patent infringement cases, the issue of infringement by equivalents is often given to a jury that is unfamiliar with the principles of patent law, unschooled in the pertinent technology, and accorded only modest direction through general, pattern instructions. That setting is fertile ground for arbitrariness, and it has led some to conclude that the doctrine of equivalents, in its current form, has become `a virtually uncontrolled and unreviewable license to juries to find infringement if they so choose.' Hilton Davis Chem. Co. v. Warner-Jenkinson Co., 62 F.3d at 1538, 35 USPQ2d at 1662 (Plager, J., dissenting). In part because of patent law, decisions regarding the use and sale of particular technology can have enormous financial consequences - witness this case. For that reason, the law owes it to its constituency to make the lines of potential liability as clear as possible. We should therefore be very cautious about giving broad sweep to a judge-made doctrine that introduces such uncertainty into infringement analysis.

This court's holding that the RF ion-beam system infringes Litton's reissue patent seems to me to present a classic case of unduly broad extension of the doctrine of equivalents. Can we reasonably expect a patent counselor to have confidently advised Honeywell that the RF ion-beam system would infringe Litton's patent? Four judges have now looked at that question; two have concluded that infringement by equivalents cannot reasonably be found, and the other two have concluded that a jury could permissibly find infringement. That diversity of views suggests that the infringement question cannot be answered with the level of confidence that the law ought to provide to lawyers and businessmen facing multi-million dollar decisions. The application of the doctrine of equivalents in a case such as this one thus seems to me to fuel the case against the doctrine, not to support its continued existence within the narrow limits where its purposes are most clearly served and its costs kept to a minimum.
State Law Claims

*23 Although this case was tried principally as a patent infringement action, Litton's brief on appeal places substantial weight on the two state law torts on which the jury found Honeywell liable and as to which the district court granted Honeywell judgment as a matter of law. Litton argues that the two state law torts are independent of the patent infringement claims, and that the jury's verdicts on the state law claims (separate, non-cumulative verdicts of $1.2 billion in damages on each claim) can stand even if the original and reissue patents are held unenforceable, invalid, or not infringed. I agree with the district court that the verdicts on those counts should be vacated, although I would remand the second state law claim to the district court for further analysis in light of the disposition of the patent issues.

The first of the two state law torts - intentional interference with contractual relations - was based on contracts between Litton and Anthony Louderback, a former Litton employee and one of the inventors on the '958 patent. Shortly after the issuance of the '958 patent, Louderback left Litton and formed his own company, Ojai Research, Inc. In 1981, Louderback and Litton executed a series of agreements under which Louderback agreed to serve as a consultant for Litton for two years and was authorized to use the '958 patent process subject to certain restrictions. The `Technical Assistance and License Agreement,' which had a 15-year duration (roughly equal to the remaining life of the '958 patent), prohibited Louderback from using the patented process to make ring laser gyroscope mirrors for anyone but Litton. The `Consulting Services Contract,' which was effective for only the two-year period between 1981 and 1983, provided that Litton was to have proprietary rights in improvements and developments made by Louderback `during any work by [Louderback] for Litton,' but not in those improvements Louderback made apart from his work for Litton.

The district court held that Litton could not lawfully restrain Louderback from using technology that was in the public domain. Therefore, the court held, the contract provision barring Louderback from using the process claimed in the '958 patent to make mirrors for others would be enforceable only if Litton enjoyed valid patent rights or other proprietary rights in the process. I agree with the district court's conclusion, but not because the contract is unenforceable under federal law. See Universal Gym Equip., Inc. v. ERWA Exercise Equip. Ltd., 827 F.2d 1542, 4 USPQ2d 1035 (Fed.Cir.1987) (federal law held not to bar a state from enforcing a contract prohibiting the defendant from selling a product that included the plaintiff's `features and designs'). Instead, it is California law that makes the contract unenforceable in the absence of some protected property right of Litton's in the technology that Louderback used to make mirrors for Honeywell.

*24 Because the original patent was surrendered in reissue, and because none of the reissue claims were identical to claims in the original patent, Litton had no valid patent rights in the claimed process either when Louderback entered into the contracts with Litton in 1981 or when he began manufacturing mirrors for Honeywell in 1985. See 35 U.S.C. 252; Kaufman Co. v. Lantech, Inc., 807 F.2d 970, 976, 1 USPQ2d 1202, 1206-07 (Fed.Cir.1986) (absent identity between the original and reissue claims, `the patentee has no rights to enforce before the date of reissue because the original patent was surrendered and is dead'). Nor did Litton prove that, in working for Honeywell, Louderback misappropriated or made unauthorized disclosures of any Litton trade secret or other proprietary information.

At trial, the question of misappropriation centered on Louderback's use of a sliding target that produced mirrors with a graded optical index, or `graded interface' between layers. Louderback testified that he initially set up a coating system at Ojai with a sliding target mechanism, but that he quickly discarded that mechanism and did not begin using it to make mirrors for Honeywell until several years later. He further testified that he regarded the graded index process as his own property, and that he maintained it separately from the `Litton process system' that he operated under license from Litton.

To support its argument that the sliding target process was Litton's property, Litton characterizes Louderback in its brief as `an exclusive consultant' to Litton between 1981 and 1983. That characterization, however, is not accurate. While the October 1990 settlement agreement between Louderback and Litton referred to their prior consulting relationship as `exclusive,' the actual 1981 agreements make it clear that Louderback would be spending only part of his time doing work for Litton.

In order to determine whether Litton obtained any rights in the sliding target process, it is necessary to review the provisions of the Consulting Services Contract. Paragraph 6 of that agreement states:

Litton shall have all rights ... in all inventions, developments and discoveries (whether or not patented) which Consultant may conceive or make, or first actually reduce to practice, either solely or jointly with others, during any work by Consultant for Litton whether or not under this agreement and related Purchase Order and which:

(i) relate to subject matter with which Consultant's work for Litton performed in accordance with the Statement of Work set forth in Attachment I; or

(ii) relate to the business, products or demonstrably anticipated research or development projects for Litton, or

(iii) involve the use of time, equipment, materials or facilities of Litton....

The key inquiry under that agreement is whether the sliding target system was developed while Louderback was doing work for Litton and thus belonged to Litton. I agree with the district court that Litton failed to prove that it was.

*25 Both parties recognized that even during the two-year consulting period Louderback would be doing independent work and would be producing optical films for third parties. Under the terms of the consulting agreement, developments made by Louderback while working independently or for third parties did not become Litton's property. Except as summarized above, the record does not reveal the relationship between the sliding target mechanism and Louderback's work for Litton. Because Litton did not prove entitlement to the sliding target technology that Louderback developed, the only right Litton had to that technology under the agreement was a royalty-free, non-exclusive license to its use. Thus, even if the sliding target mechanism was entitled to the status of a trade secret - and there is considerable ground for doubt on that point - it was not shown to be a trade secret that belonged to Litton, rather than to Louderback.

If Litton had no protectible interest in the process that Louderback used in making mirrors for Honeywell, the question is whether the contractual provision barring Louderback from using an ion-beam process to make ring laser gyroscope mirrors for any third party during the term of the 15-year contract was valid and enforceable under California law. That question calls into play section 16600 of the California Business and Professions Code, which states that, subject to statutory exceptions inapplicable here, `every contract by which anyone is restrained from engaging in a lawful profession, trade, or business of any kind is to that extent void.'

Section 16600 creates a broad prohibition against `all shades of business restraint, with one narrow judicially-created exception.' Liberty Mutual Ins. Co. v. Gallagher, 1994 WL 715613 (N.D.Cal.1994). The exception allows a covenant restraining competition to be enforced `when the subsequent competition constitutes unfair competition, such as the unauthorized use of trade secrets or confidential information.' Id. See generally Muggill v. Reuben H. Donnelley Corp., 62 Cal.2d 239, 42 Cal.Rptr. 107, 398 P.2d 147, 149 (Cal.1965); Metro
Traffic Control, Inc. v. Shadow Traffic Network, 22 Cal.App.4th 853, 27 Cal.Rptr.2d 573, 577-78 (Cal.Ct.App.1994) (section 16600 bars any attempt to restrict competition by a former employee `unless the restriction is carefully limited and the agreement protects merely a proprietary or property right of the employer recognized as entitled to protection under the general principles of unfair competition').

The prohibition in the `Technical Assistance and License Agreement' is a broad one, as it precludes Louderback for 15 years from using any ion-beam sputtering process to produce optical films for any high power laser application (other than for Litton). Under California law, a covenant not to compete that is that broad is unenforceable absent a showing that it is supported by patent rights or other proprietary interests. Because the district court was clearly correct in its ruling on the intervening rights issue, Litton had no enforceable rights under the original patent. Litton's process was therefore not entitled to patent protection until the reissue date in 1989. Moreover, as noted above, Litton failed to prove that it had any trade secret or other proprietary rights in the process that Louderback used to make mirrors for Honeywell. Accordingly, Louderback did not commit an actionable breach of his contracts with Litton when he began making mirrors for Honeywell in 1985. Honeywell is therefore not liable to Litton for intentional interference with contractual relations.

*26 As for the state claim of intentional interference with prospective economic advantage, a plaintiff alleging that tort `must plead and prove as part of its case-in-chief that the defendant not only knowingly interfered with the plaintiff's expectancy, but engaged in conduct that was wrongful by some legal measure other than the fact of interference itself.' Della Penna v. Toyota Motor Sales, U.S.A., 11 Cal.4th 376, 45 Cal.Rptr.2d 436, 902 P.2d 740
(Cal.1995). In this case, the jury stated on its verdict form that Honeywell `did use wrongful means,' but as the district court explained, `those words cannot, in and of themselves, substitute for proof of the elements of the tort.'

Litton alleged that Honeywell intentionally interfered with Litton's potential economic relations with various aircraft manufacturers who were prospective purchasers of Litton's ring laser gyroscope systems. Specifically, Litton argued that Honeywell induced Louderback to breach his license agreement with Litton and thus obtained Litton's superior ion-beam technology. Through that superior technology, Litton maintained, Honeywell secured contracts with the aircraft manufacturers that Litton would have obtained absent the breach.

Litton, however, has not shown how Honeywell's conduct was legally `wrongful.' Because of the `intervening rights' doctrine, Litton enjoyed no patent rights in the process Louderback used when he began making mirrors for Honeywell, and Litton failed to show that Honeywell caused Louderback to breach his licensing agreement with Litton, because Litton did not prove it had other proprietary rights in the process Louderback used to make those mirrors. Moreover, the court does not identify and the record does not reveal any other conduct that would serve as the `wrongful means' required by California law. Because Litton failed to prove that Honeywell used wrongful means to compete for the aircraft manufacturers' business, the district court was correct in overturning the jury's verdict for Litton on the second state law claim as well.

While I disagree with this court's disposition of the two state law issues, I would not affirm the district court's judgment on the second of the two state law claims. Because the district court found both the original patent and the reissue patent invalid, the court did not find it necessary to address the question whether or how Litton's rights under the reissue patent, which became effective in 1989, might affect Litton's rights under the second state law cause of action. That is an issue that has not been briefed by the parties and as to which we have no guidance from the district court. I would therefore remand that issue for the district court to address in the first instance.

* * * * *

For the reasons stated, I respectfully dissent with regard to the two issues discussed above.

FN1. This court often describes the standard of review in this context as de novo. However, the use of the term de novo to describe our appellate function is a misnomer. As our sister circuit noted: `To consider a matter de novo is to determine it anew, as if it had not been heard before and no decision had been
rendered.'  Yepes-Prado v. INS, 10 F.3d 1363,      1367 n. 5 (9th Cir.1993). By
use of the term de novo, this court means that it does not defer to the `lower court ruling or agency decision in question.' Id.

FN2. Balzars is a company with its headquarters in Liechtenstein and factories in Boston and Tokyo. It makes pumping systems, coating systems, optical coatings, and micro electronics.

FN3. The majority does not premise its conclusion regarding the state law claims on the existence of a patent. Consequently, intervening rights has no bearing on our holding. Furthermore, the jury could have determined that the information was a trade secret or was entitled to protection under unfair competition. The dissent reads Cal. Bus. & Prof.Code section 16600 more narrowly than the majority. It is the duty of the appellate court to sustain a jury verdict under any reasonable theory.

FN4. California adopted the definition of this privilege in the Restatement of Torts, Second, section 768:

(1) One who intentionally causes a third person not to enter into a prospective contractual relation with another who is his competitor or not to continue an existing contract terminable at will does not interfere improperly with the other's relation if (a) the relation concerns a matter involved in the competition between the actor and the other; (b) the actor does not employ wrongful means and (c) his action does not create or continue an unlawful restraint of trade; and (d) his purpose is at least in part to advance his interest in competing with the other.

A-Mark Coin Co. v. General Mills, Inc., 148 Cal.App.3d 312, 195 Cal.Rptr. 859, 867 (Cal.Ct.App.1983). `Where no breach of contract is shown the law recognizes a more extensive privilege to interference with business relations.' Charles C. Chapman Bldg. Co. v. California Mart, 2 Cal.App.3d 846, 82 Cal.Rptr. 830, 837 (Cal.Ct.App.1969). This broader privilege recognizes the right to compete in business. California courts have held:

[F]or a claim of interference with prospective economic advantage, there must be something more than bona fide competition. The cases have turned almost entirely upon the defendant's motive or purpose, and the means by which he has sought to accomplish it. As in the case of interference with contract, any manner of intentional invasion of the plaintiff's interest may be sufficient if the purpose is not a privileged one.

Summit Machine Tool Mfg. Corp. v. Victor CNC Sys., Inc., 7 F.3d 1434, 1442 (9th Cir.1993) (quoting 5 Witkin, Summary of California Law section 652, at 741 (9th ed.)).